Exhibit 10.1

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT

Dated as of November 18, 2005

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT (this “Amendment”) among CHIQUITA BRANDS L.L.C., a Delaware limited liability company (the “Borrower”), CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation (“Holdings”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1) WHEREAS, the Borrower, Holdings, the Lenders and the Administrative Agent have entered into a Credit Agreement dated as of June 28, 2005 (such Credit Agreement, as amended, supplemented or otherwise modified up to but not including the date hereof, the “Credit Agreement”; capitalized terms not otherwise defined in this Amendment being used with the same meanings as specified in the Credit Agreement);

(2) WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as described below; and

(3) WHEREAS, the Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to the Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

(a) The definition of “Term Pricing Grid” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

‘“Term Pricing Grid” shall mean:

Term Pricing Grid (rates are expressed in basis points (bps) per annum)

Tier	Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans under the Term Facilities (bps)	Applicable Margin for Base Rate Loans under the Term Facilities (bps)

1	< 3.50	200	100

2	> 3.50	225	125

Any increase or decrease in the Applicable Margin for Term B Loans and Term C Loans resulting from a change in the Consolidated Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Sections 5.01(a) or 5.02(d)(ii); provided, however, that if no Compliance Certificate is delivered within three days of when due in accordance with such Sections, then Tier 2 of the Term Pricing Grid shall apply as of the date of the failure to deliver such Compliance Certificate until such time as the Borrower delivers a Compliance Certificate in the form of Exhibit G-1 (in respect of Section 5.01(a)) or Exhibit G-2 (in respect of Section 5.02(d)(ii)) hereto and after such delivery the Applicable Margin for Term B Loans and Term C Loans shall be based on the Consolidated Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin for Term B Loans and Term C Loans are further adjusted as set forth in this definition.’

(b) Section 2.06(b) of the Credit Agreement is hereby amended by adding a new subclause (iii) at the end thereof to read in full as follows:

“(iii) Anything contained in this Section 2.06 to the contrary notwithstanding, any prepayment of Term B Loans or Term C Loans, as applicable, pursuant to this Section 2.06(b) prior to November 18, 2006 with the proceeds of a substantially concurrent incurrence of additional Term B Loans (or other loans having substantially similar terms as the Term B Loans) or additional Term C Loans (or other loans having substantially similar terms as the Term C Loans), as applicable, under this Agreement, shall be accompanied by a prepayment premium equal to 1.00% of the aggregate principal amount of such prepayment if, immediately prior to such prepayment, the Applicable Margin in effect with respect to the Term B Loans or the Term C Loans, as applicable, exceeds the Applicable Margin in effect with respect to such additional Term B Loans or additional Term C Loans (or, in either case, such substantially similar loans), as the case may be.”

SECTION 2. Conditions of Effectiveness. Section 1 of this Amendment shall become effective as of the date first written above when (i) the Administrative Agent shall have received counterparts of (A) this Amendment executed by the Borrower, the Required Lenders, all Term B Lenders and all Term C Lenders or, as to any of such Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, (B) the Consent attached hereto executed by each of the Loan Parties (other than the Borrower) and (C) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent and its counsel, (ii) the Borrower shall have paid all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent) incurred in connection with the Credit Documents (including this Amendment) to the extent invoiced, and (iii) no Default shall have occurred and be continuing, or would occur as a result of the transactions contemplated by this Amendment.

SECTION 3. Representations and Warranties of the Borrower. Each of Holdings and the Borrower represents and warrants as follows:

(a) The execution, delivery and performance by it of this Amendment, the execution, delivery and performance of the Consent by the Loan Parties signatory thereto and the performance by each Loan Party of each Credit Document (as amended by the Amendment) to which such Person is a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary actions on the part of such Loan Party, and do not and will not (i) violate any Requirement of Law applicable to such Loan Party, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party, (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, except in each case in each of clauses (i), (ii), (iii) and (iv) where such breach or violation could not reasonably be expected to have a Material Adverse Effect.

(b) This Amendment and the Consent attached hereto, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Amendment and the Consent attached hereto, when so delivered, will constitute a legal, valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by Debtor Relief Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

SECTION 4. Reference to and Effect on the Credit Agreement, the Notes and the Credit Documents. (a) On and after the date this Amendment shall have become effective in accordance with its terms, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement, the Notes and each of the other Credit Documents, in each case as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Each of Holdings and the Borrower hereby (a) confirms and agrees that the pledge and security interest in the Collateral granted by it pursuant to the Security Documents to which it is a party shall continue in full force and effect, and (b) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Security Documents shall continue to secure the Obligations purported to be secured thereby, as amended or otherwise affected hereby.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents.

SECTION 5. Costs, Expenses. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent incurred in connection with the preparation, execution, delivery and any modification of this Amendment and the other instruments and documents to be delivered by any Loan Party hereunder (including, without limitation, the reasonable fees and expenses of external counsel for the Administrative Agent) in accordance with the terms of Section 8.02 of the Credit Agreement.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law; Submission to Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Borrower and Holdings hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, New York county and the courts of the United States of America located in the Southern District of New York and hereby agrees that any legal action, suit or proceeding arising out of or relating to this Amendment may be brought against them in any such courts.

BORROWER:
CHIQUITA BRANDS L.L.C., a Delaware limited liability company By: /s/ Jeffrey M. Zalla

Name: Jeffrey M. Zalla Title: Senior Vice President and Chief Financial Officer

HOLDINGS:
CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation By: /s/ Jeffrey M. Zalla

Name: Jeffrey M. Zalla Title: Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:
Wachovia Bank, N.A., as Administrative Agent By: /s/ Kira Deter

Name: Kira Deter Title: Officer